EXHIBIT A

to the

American Funds College Target Date Series

Amended and Restated Investment Advisory and Service Agreement

Fund	Effective Date	Termination Date
American Funds College 2039 Fund	Commencement of Operations	April 30, 2021
American Funds College 2036 Fund	October 30, 2020	April 30, 2021
American Funds College 2033 Fund	October 30, 2020	April 30, 2021
American Funds College 2030 Fund	October 30, 2020	April 30, 2021
American Funds College 2027 Fund	October 30, 2020	April 30, 2021
American Funds College 2024 Fund	October 30, 2020	April 30, 2021
American Funds College 2021 Fund	October 30, 2020	April 30, 2021
American Funds College Enrollment Fund	October 30, 2020	April 30, 2021